EXHIBIT 99.1

GENESCO REPORTS COMPARABLE SALES

--Fourth Quarter-to-Date Comparable Sales Increased 3% Year-Over-Year

--Expects Fiscal 2023 Adjusted EPS to be at the Low End of the Most Recent Guidance Range--

--Participating in 2023 ICR Conference, January 10, 2023--

NASHVILLE, Tenn., Jan. 9, 2023 –Genesco Inc. (NYSE: GCO) announced today that comparable sales, including both stores and direct sales, increased by 3% for the quarter-to-date period ended December 24, 2022. Same store sales decreased 2% and sales for the Company’s e-commerce businesses increased 22% on a comparable basis for that period. Comparable sales changes for each retail business for the period were as follows:

Quarter-to-Date (8 weeks ended December 24, 2022)

	Comparable Sales vs. FY22	Overall Sales vs. FY22
Journeys Group	(2)%	(3)%
Schuh Group	18%	6%
Johnston & Murphy Group	15%	11%
Licensed Brands	NA	(39)%
Total Comp/Overall Sales	3%	(2)%
Store Sales	(2)%	(4)%
Direct Sales	22%	16%

Mimi E. Vaughn, Genesco board chair, president and chief executive officer, said, “We are pleased with our 3% comparable sales increase fourth quarter-to-date given the external challenges facing elements of our business this holiday season. Our multi-divisional, multi-channel operating model allowed us to capitalize on the strength at Schuh and Johnston & Murphy, along with robust gains in our online business, to offset lower than expected results at Journeys due primarily to a highly promotional selling environment and weaker store traffic. While fourth quarter sales are trending towards the higher-end of our projections, more than expected shipping and warehouse expense is pressuring gross margins and December store performance in the U.S. has resulted in store expense deleverage. Therefore, we now expect total year adjusted EPS to be at the low end of our most recent range of $5.50 to $5.90 compared with our prior view that we’d be near the midpoint.”

Genesco to Present at the 2023 ICR Conference

As previously announced, Genesco management will present at the 2023 ICR Conference on Tuesday, January 10, 2023, at 10:00 a.m. (Eastern Time). The audio portion of the presentation will be webcast live and may be accessed through the Company's internet website, http://www.genesco.com. To listen, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, stores openings and closures, ESG progress and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “believe,” “anticipate,” “optimistic” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from the effects of COVID-19 on the Company’s business, including COVID-19 case spikes in locations in which the Company operates, additional stores closures due to COVID-19, weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from stores closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19 or geopolitical events; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; our ability to meet our sustainability, stewardship, emission and diversity, equity and inclusion related ESG projections, goals and commitments; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer and branded company, sells footwear and accessories in more than 1,400 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.schuh.ie, www.schuh.eu, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, and www.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. Genesco is committed to progress in its diversity, equity and inclusion efforts, and the Company's environmental, social and governance stewardship. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contacts: Genesco Media Contact:

Tom George Claire S. McCall

(615) 367-7465 (615) 367-8283

tgeorge@genesco.com cmccall@genesco.com

Darryl MacQuarrie

(615) 367-7672

dmacquarrie@genesco.com